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        SUPPLEMENT TO OFFER TO PURCHASE FOR CASH DATED JANUARY 19, 1999

                        KENSINGTON ACQUISITION SUB, INC.
                           A WHOLLY-OWNED SUBSIDIARY

                                       OF

                                OLIVETTI S.P.A.

                                      AND

                                 MANNESMANN AG

          HAS AMENDED ITS OFFER TO PURCHASE TO INCREASE THE PRICE FOR

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                  CELLULAR COMMUNICATIONS INTERNATIONAL, INC.

                                       TO

                               $80 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND WILL NOW EXPIRE AT 12:00
           MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, FEBRUARY 1, 1999,
                         UNLESS THE OFFER IS EXTENDED.

                                                                January 19, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies And Other Nominees:

    We have been appointed by Kensington Acquisition Sub, Inc. ("Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Olivetti S.p.A., a limited liability company organized under the laws of Italy, and Mannesmann AG, a limited liability company organized under the laws of Germany, to act as Dealer Managers in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), including the associated preferred stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), of Cellular Communications International, Inc., a Delaware corporation (the "Company"), at $80.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 17, 1998 (the "Offer to Purchase"), as amended and supplemented by the Supplement to the Offer to Purchase dated January 19, 1999 (the "Supplement"), and in the revised GREEN Letter of Transmittal (which, together with the original BLUE Letter of Transmittal, constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER (AS DEFINED IN THE OFFER TO PURCHASE AND IN THE SUPPLEMENT) THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER ALSO IS SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. SEE
SECTION 14 OF THE OFFER TO PURCHASE.
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    For your information and for forwarding to your clients for whom you hold
Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

       1.  The Supplement dated January 19, 1999;

       2. The revised GREEN Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the original BLUE Letter of Transmittal or the revised GREEN Letter of Transmittal may be used to tender Shares;

       3. A revised GOLD Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis, prior to the expiration of the Offer;

       4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

       5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

       6. A return envelope addressed to IBJ Schroder Bank & Trust Company (the "Depositary").

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account maintained at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase), pursuant to the procedures described in
Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

    Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Managers, the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

    Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND WILL NOW EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, FEBRUARY 1, 1999, UNLESS THE OFFER IS EXTENDED.

    In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

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